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                                 EXHIBIT NO. 99.1

         KELLSTROM INDUSTRIES, INC. COMPLETES ACQUISITION OF INTEGRATED
                TECHNOLOGIES CORP. FOR APPROXIMATELY $20 MILLION

Sunrise, FL - April 1, 1998 -- Kellstrom Industries, Inc. [NASDAQ: KELL] today announced that it completed the purchase of privately held Integrated Technologies Corp. ("ITC") for approximately $20 million in cash plus an earn-out. Kellstrom funded the purchase from its current bank facility.

ITC is a leading after-market supplier of jet engines and jet engine parts for the airline industry. It also provides related services such as engine leasing. ITC's principal product line includes the Rolls Royce RB-211, Pratt & Whitney JT8D and Rolls Royce Allison models, and, to a lesser extent, Pratt & Whitney JT9D engines and parts. Founded in 1986, ITC has some 75 customers worldwide, including major commercial airlines and jet engine repair facilities.

This acquisition, which will enlarge Kellstrom's market share and critical mass, is expected, net of one-time-expenses, to be immediately accretive to Kellstrom's earnings. ITC's 1997 revenues approximated $30 million, and after adjustments for shareholder withdrawals and differences in accounting policies, ITC's EBITDA margins were similar to those of Kellstrom.

ITC's Founder, President & CEO, Gideon Vaisman, has joined Kellstrom as Senior Vice President and Manager of the Rolls Royce and JT8D product line Division. ITC's management and employees have also joined Kellstrom.

In connection with this acquisition, Kellstrom received a three year option to purchase Mr. Vaisman's 49% interest in Flight Support, Inc., an FAA-approved overhaul facility which specializes in the repair of turbine blades for Pratt & Whitney engines.

Kellstrom Industries, Inc. is a leader in the airborne equipment segments of the international aviation services after- market. Kellstrom's principal business is the purchasing, refurbishing (through subcontractors), marketing, reselling and leasing of aircraft jet engines, jet engine parts and commercial aircraft. The Company is also a leading international after-market reseller of turbo-jet engines and turbo-jet engine parts for helicopters and large transport aircraft. The Company specializes in providing engines and parts for large turbo-fan engines manufactured by General Electric, CFMI, Pratt & Whitney and Rolls Royce. The engine types services and supplied by the Company cover the vast majority of the total world jet engine supply. The Company is also an approved supplier to an international customer base including major domestic and international airlines, OEMs and engine overhaul shops.

The Company, from time to time, may discuss forward-looking information. This press release contains forward-looking statements. These forward-looking statements are based on many assumptions and factors, and are subject to many conditions, including the Company's continuing ability to effectively integrate the acquired company, acquire adequate inventory and to obtain favorable pricing for such inventory, the ability to arrange for the repair of aircraft engines by third-party contractors prior to resale or lease, competitive pricing for the Company's products, customer concentration, demand for the Company's products which depends upon the condition of the airline industry, ability to collect receivables, government regulation, and the effects of increased indebtedness as a result of the Company's business acquisitions. Except for the historical information contained in this release, all forward-looking information are estimates by the Company's management and are subject to various risks and uncertainties that may be beyond the Company's control and may cause results to differ from management's current expectations.



CONTACT:                                or   KELL'S INVESTOR RELATIONS COUNSEL
Kellstrom Industries, Inc.                   The Equity Group, Inc.
Zivi R. Nedivi, Pres. & CEO                  Linda Latman       (212) 836-9609
Michael Wallace, CFO                         Bob Goldstein      (212) 371-8660
(954) 845-0427